Annual Report as of December 31, 2001

Letter to Shareholders
February 2002

William M. Ennis President and CEO	Dennis H. Ferro Chief Investment Officer

We are pleased to provide the Evergreen Variable Annuity Trust annual report for the twelve month period ended December 31, 2001.

U.S. Equities Dipped for the Second Year in a Row

The U.S. equity markets were confounded from the very start in 2001. After unusually strong performance in the late 90s, the declines of 2000 were a shock -- surely 2001 would turn things around.

However, by the third Federal Reserve rate cut in March, investors realized that something was seriously wrong. Predictions for earnings growth were slashed throughout the corporate world. The early January consensus forecast for S&P 500 operating earnings growth was 9%. Unfortunately, with each quarterly earnings reporting period filled with disappointing corporate results, profit forecasts were drastically lowered. Average earnings ended the year declining 18%-20%.

The equity markets made an admirable attempt at a recovery during the second quarter, yet continued economic weakness and lowered corporate guidance tightened the vice grip on investors during the summer. Then, the unthinkable happened, and the September 11 tragedy resonated, literally, from Wall Street to Main Street. Any hopes for economic recovery in 2001 were quickly dashed and, upon reopening, the markets plunged.

The quick response of the Fed to provide liquidity and the orderly transition of the financial markets provided investors with a glimmer of hope in the final quarter of the year. Initial success of the United States’ war on terrorism resulted in improved confidence and the equity markets began a remarkable climb. From the lows achieved in late-September, the NASDAQ Composite climbed approximately 40%, followed by the Dow 30 and the S&P 500, each with gains in the 20% range.

All in all, the year proved to be very disappointing for equity investors. Despite the late recovery, the major market averages all declined for the second consecutive year. Few areas were spared, as eight of the ten sectors in the S&P 500 were down. Only consumer discretionary and materials, riding the potential for a positive impact to earnings from the aggressive Fed, managed a gain for the year. While the nineties delivered spectacular returns, the new millennium has proved to be a more challenging period for common stocks, thus far.

The Bond Market Continued a Remarkable Climb

In contrast to poor performance in the equity markets for much of the year, 2001 was another fantastic year for bonds. As the economy slowed and slipped into recession, ratcheting down corporate earnings, investors sought the relative safety of bonds. The Federal Reserve, in an attempt to cushion economic damage, was very aggressive, providing 11 interest rate cuts in twelve months, propelling the bond market higher.

The yield curve steepened dramatically throughout the year in response to Fed action. This steepening was further accentuated by a “flight to quality” following the terrorist attacks of September 11. In fact, by October 30th, the yield on the 2-year Treasury was at a 25-year low. For much of the year, the longer end of the market lagged shorter term Treasuries, as investors -- ever watchful for inflation -- feared that the Fed and Congress were being overly stimulative with interest rates and tax cuts. However, a surprise Halloween announcement from the Treasury Department, suspending 30-year bond issuance, finally brought longer-term rates down as well.

As much as there was good news for bond investors, there were many challenges, as well. As the economy slowed, many companies that had leveraged their balance sheets during the strong economy of the mid-nineties found that declining revenues caused great pressure on their ability to honor their debt

Letter to Shareholders (continued)

obligations. Many well-known companies found their credit ratings diminished and investor concern about their future greatly expanded. As a result, there was an unusually large spread among bond sectors with high quality issues providing the best performance.

Toward the end of 2001, signs of economic recovery triggered a reversal in the bond market. Beginning in November, we got a taste of what a little “good news” can do. While stock market investors celebrated military successes in Afghanistan and an economic recovery ahead, bonds declined. The declines continued in December, washing away earlier hopes for double-digit returns in the bond market for the year.

The past year has reminded all investors that managing risk through different asset classes provides reduced volatility in a period of unstable capital markets.

Diversification Remains Important

An environment like the past twelve months offers many reasons for building a diversified portfolio rather than trying to predict the market’s movements. An exposure to various types of investments should remain an important component of a well-balanced portfolio. It is important that you consult with your financial advisor to develop a strategy that will support your long-term objectives.

Thank you for your continued investment in Evergreen Funds.

Sincerely,

William M. Ennis
President and CEO
Evergreen Investment Company, Inc.

Dennis H. Ferro
Chief Investment Officer
Evergreen Investment Management Company

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Fund at a Glance as of December 31, 2001

“There were challenging periods in all the financial markets over the past twelve months however, each sector posted positive returns by the end of the year.”

Portfolio Management

Prescott B. Crocker, CFA
Tenure: March 1997

PERFORMANCE & RETURNS1

Portfolio Inception Date:	3/6/1997

Average Annual Returns

1 year	6.21%

Since Portfolio Inception	3.77%

12-month income dividends per share	$0.54

LONG TERM GROWTH

Comparison of a $10,000 investment in Evergreen VA Strategic Income Fund1 versus a similar investment in the Lehman Brothers Aggregate Bond Index (LBABI) and the Consumer Price Index (CPI).

The LBABI is an unmanaged market index which does not include transaction costs associated with buying and selling securities or any mutual fund expenses. The CPI is a commonly used measure of inflation and does not represent an investment return. It is not possible to invest directly in an index.

1 Past performance is no guarantee of future results. The investment return and principal value of an investment will fluctuate so that investors’ shares, when redeemed, may be worth more or less than their original cost. Performance includes the reinvestment of income dividends and capital gains distributions.

The fund’s investment objective is non-fundamental and may be changed without the vote of the fund’s shareholders.

Foreign investments may contain more risk due to the inherent risks associated with changing political climates, foreign market instability and foreign currency fluctuations.

Funds that invest in high yield, lower-rated bonds may contain more risks due to the increased possibility of default.

U.S. government guarantees apply only to the underlying securities of the fund’s portfolio and not to the fund’s shares.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Portfolio Manager Interview

How did the fund perform over the past twelve months?

The Evergreen VA Strategic Income Fund returned 6.21% for the twelve-month period ended December 31, 2001, substantially outperforming the 3.64% average return produced by the 122 Multi-Sector Income Funds followed by Lipper, Inc. for the same period. Lipper, Inc. is an independent monitor of mutual fund performance. For the same period, the Lehman Brothers Aggregate Bond Index returned 8.44%. We attribute much of the fund’s higher return to successful management of the fund’s significant position in foreign currencies, as well as active interest rate management; however, each of the fund’s sectors contributed to its stronger relative performance.

Portfolio Characteristics
(as of 12/31/2001)

Total Net Assets	$23,486,325

Average Credit Quality	BB

Effective Maturity	7.8 years

Average Duration	5.2 years

How were the fund’s assets allocated?

As of December 31, 2001, the fund’s assets were allocated as follows: High Yield and Foreign Securities: 65%; U.S. Government: 19%; and Short-Term Securities: 16%. Within the High Yield sector, the fund held an 9% position in emerging market securities, specifically Russian sovereign debt, on December 31, 2001. The fund also invested in government bonds issued by Brazil and Hungary, during the year. The fund’s international holdings included the sovereign debt of Australia, Canada, Denmark, England, Germany, Ireland and New Zealand. As of December 31, 2001, a currency hedge was held in the British pound. The fund’s currency positions over the past twelve months included the Australian dollar, the Canadian dollar, the euro, the Hungarian forint, the New Zealand dollar and the Polish zloty.

Portfolio Composition
(as a percentage of 12/31/2001 portfolio assets)

Corporate Bonds	29.5%

Foreign Obligations	24.1%

U.S. Treasury Obligations	19.4%

Mutual Fund Shares	15.5%

Yankee Obligations	11.5%

What was the investment environment like in each of the fund’s sectors?

There were challenging periods in all the financial markets over the past twelve months; however, each sector posted positive returns by the end of the year. The high yield bond market rebounded from early losses in the technology and telecommunications sectors, as investors anticipated stronger economic growth in the upcoming six to twelve months and focused on the significant steepness of the yield curve. Historically, that combination is positive for high yield bonds. A strengthening economy typically creates more favorable credit conditions, prompting a greater willingness in investors to take on risk. As a result, “risk premiums”, the incremental yield provided by lower-rated bonds over their higher-rated counterparts decline, causing high yield bonds to outperform higher-rated alternatives.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Portfolio Manager Interview

The U.S. and European bond markets exhibited trading patterns that were similar to each other. After declining from February 2001 through June 2001, U.S. government bond prices rallied into the fourth quarter on fading hopes of an imminent recovery in the U.S. economy, particularly in light of the September 11 tragedy. Yields fell on expectations of continued monetary easing, as well as on scarcity value for long-term U.S. Treasuries. During that time, the U.S. government announced its intention to no longer issue 30-year U.S. Treasury bonds. Sentiment reversed course in the final months of 2001, however, as investors found renewed optimism for the prospects of a future recovery. Expecting an end to the recession and increasing economic strength, investors pushed bond prices lower and stock prices higher. In Europe, the movement of bond prices tended to correlate with their U.S. counterparts. Investors acknowledged a fragile U.S. economy, but also had confidence in the Federal Reserve Board’s ability to rejuvenate growth.

Portfolio Quality
(as a percentage of 12/31/2001 market value of bonds)

AAA	41.4%

AA	5.3%

BBB	3.7%

BB	13.6%

B	31.0%

CCC	1.5%

Not Available	3.5%

What strategies did you use in managing the fund?

We focused on sector weighting and security selection in the high yield sector, and foreign currency holdings in the international sector. Interest rate management played an important role in the strategy for both the international and U.S. government sectors. We maintained a relatively long duration for most of the period before shortening it toward the end of the year. Expressed in years, duration measures interest rate sensitivity. Lengthening duration increases a fund’s sensitivity to interest rate changes and conversely, shortening duration enhances price stability. The fund’s longer duration supported performance for most of the year, and its shorter duration protected returns when interest rates climbed in November and December. Cyclical industries -- industries that are most sensitive to the rise and fall of economic activity, wireless communications, and energy contributed the most to the fund’s returns in the high yield sector. The fund’s underweighting in telecommunications also benefited performance. As an industry, telecommunications performed poorly last year, and the absence of these holdings helped protect returns. The fund held a substantial currency position, which supported performance throughout the year. Investment in the euro, the zloty and the forint particularly benefited returns. The zloty and the forint performed well because they rallied in anticipation of joining the European Union. The euro gained strength over the U.S. dollar, especially during the summer, in response to weaker U.S. economic growth.

What is your outlook over the next six months?

We are optimistic. In the near-term, we expect the economy to turn weaker as consumers focus on paying down debt and companies labor under excess capacity. In the longer term, however, we think growth will strengthen, perhaps with a sharp snap back. This type of environment bodes well for the high yield sector, as investors feel more comfortable taking-on risk, and also bodes well for the U.S. dollar because of a healthier investment environment. We also intend to focus on the currencies of countries that benefit from higher commodity prices, as investors watch for a rise in inflation prompted by a “V”-shaped recovery.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Financial Highlights
(For a share outstanding throughout each period)

	Year Ended December 31,
	2001 #	2000	1999 #	1998 #	1997 (a) #

Net asset value, beginning of period	$9.01	$10.56	$10.39	$10.20	$10.00

Income from investment operations

Net investment income	0.62	0.85	0.73	0.64	0.32

Net realized and unrealized gains or losses on securities and foreign currency related transactions	(0.06)	(0.93)	(0.56)	(0.04)	0.21

Total from investment operations	0.56	(0.08)	0.17	0.60	0.53

Distributions to shareholders from

Net investment income	(0.54)	(1.29)	0	(0.41)	(0.31)

Net realized gains	0	0	0	0	(0.02)

Tax return of capital	0	(0.18)	0	0	0

Total distributions to shareholders	(0.54)	(1.47)	0	(0.41)	(0.33)

Net asset value, end of period	$9.03	$9.01	$10.56	$10.39	$10.20

Total return*	6.21%	(0.69%)	1.64%	5.91%	5.28%

Ratios and supplemental data

Net assets, end of period (thousands)	$23,486	$17,950	$18,076	$11,182	$2,204

Ratios to average net assets
Expenses‡	0.81%	0.84%	0.84%	1.02%	1.02%†

Net investment income	6.65%	8.69%	7.02%	6.05%	5.34%†

Portfolio turnover rate	287%	302%	205%	231%	119%

(a)For the period from March 6, 1997 (commencement of operations) to December 31, 1997.

*Total return does not reflect charges attributable to your insurance company’s separate account.

†Annualized.

‡The ratio of expenses to average net assets excludes expense reductions but includes fee waivers.

#Net investment income is based on average shares outstanding during the period.

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Schedule of Investments
December 31, 2001

	Credit Rating(v)	Principal Amount	Value

CORPORATE BONDS - 31.5%
CONSUMER DISCRETIONARY - 14.1%
Auto Components - 0.9%
Collins & Aikman Products Co., 11.50%, 04/15/2006	B	$90,000	$88,200
Delco Remy International, Inc., 10.625%, 08/01/2006	B	90,000	89,325
Lear Corp., Ser. B, 8.11%, 05/15/2009	BB+	25,000	25,326
202,851
Hotels, Restaurants & Leisure - 7.7%
Alliance Gaming Corp., 10.00%, 08/01/2007	B-	90,000	94,050
Ameristar Casinos, Inc., 10.75%, 02/15/2009	B-	90,000	97,650
Anchor Gaming, 9.875%, 10/15/2008	B	75,000	82,500
Argosy Gaming Co., 10.75%, 06/01/2009	B+	300,000	331,125
Coast Hotels & Casinos, Inc., 9.50%, 04/01/2009	B	90,000	92,700
Hollywood Casino Corp., 13.00%, 08/01/2006	B-	300,000	285,000
Isle of Capri Casinos, Inc., 8.75%, 04/15/2009	B	90,000	87,075
Mandalay Resort Group, Ser. B, 10.25%, 08/01/2007 (r)	BB-	90,000	93,825
Prime Hospitality Corp., Ser. B, 9.75%, 04/01/2007	B+	90,000	91,125
Six Flags, Inc., Sr. Disc. Note, Step Bond, 0.00%, 04/01/2003 † (r)	B	100,000	85,750
Station Casinos, Inc., 9.875%, 07/01/2010	B+	90,000	91,913
Tricon Global Restaurants, Inc., 8.875%, 04/15/2011	BB	100,000	107,250
Vail Resorts, Inc., 8.75%, 05/15/2009 144A	B	90,000	87,750
Venetian Casino Resort, LLC, 12.25%, 11/15/2004	B-	100,000	100,500
WCI Communities, Inc., 10.625%, 02/15/2011	B	90,000	93,375
1,821,588
Household Durables - 2.3%
K. Hovnanian Enterprises, Inc., 10.50%, 10/01/2007	BB-	200,000	210,000
KB Home, 8.625%, 12/15/2008	BB-	90,000	90,900
MDC Holdings, Inc., 8.375%, 02/01/2008	BB	35,000	35,525
Simmons Co., Ser. B, 10.25%, 03/15/2009 (r)	B-	100,000	101,500
Windmere Durable Holdings, Inc., 10.00%, 07/31/2008	B-	100,000	97,500
535,425
Leisure Equipment & Products - 0.0%
Outboard Marine Corp., Ser. B, 10.75%, 06/01/2008 (g)+	C	100,000	0
Media - 2.1%
Charter Communications Holdings, LLC, 10.75%, 10/01/2009	B+	150,000	159,000
Echostar DBS Corp., 9.375%, 02/01/2009	B+	90,000	93,150
Emmis Communications, Sr. Disc. Note, Step Bond, 0.00%, 03/15/2006 †	B-	250,000	152,500
LIN Television Corp., 8.375%, 03/01/2008	B-	90,000	85,725
490,375
Specialty Retail - 1.1%
Michaels Stores, Inc., 9.25%, 07/01/2009	BB	90,000	95,400
Petco Animal Supplies, Inc., 10.75%, 11/01/2011 144A	B	90,000	92,250
United Rentals, Inc., 10.75%, 04/15/2008	BB	65,000	70,200
257,850
CONSUMER STAPLES - 1.3%
Food & Drug Retailing - 0.4%
Fleming Co., Inc., 10.625%, 07/31/2007 144A	B+	90,000	86,400
Food Products - 0.9%
Land O’Lakes, Inc., 8.75%, 11/15/2011 144A	BB	100,000	97,000
Weight Watchers International, Inc., 13.00%, 10/01/2009	B	100,000	115,500
212,500

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Schedule of Investments (continued)
December 31, 2001

	Credit Rating(v)	Principal Amount	Value

CORPORATE BONDS - continued
ENERGY - 3.6%
Energy Equipment & Services - 1.9%
Parker Drilling Co., Ser. D, 9.75%, 11/15/2006	B+	$300,000	$300,000
SESI, LLC, 8.875%, 05/15/2011	BB-	150,000	141,750
441,750
Oil & Gas - 1.7%
Chesapeake Energy Corp., 8.125%, 04/01/2011 144A	B+	90,000	87,750
Forest Oil Corp., 8.00%, 12/15/2011 144A	BB	90,000	90,450
Nuevo Energy Co., Ser. B, 9.50%, 06/01/2008	B+	90,000	84,375
Tri-Union Development Corp., 12.50%, 06/01/2006	B-	45,000	41,625
XTO Energy, Inc., Ser. B, 9.25%, 04/01/2007	B+	90,000	94,500
398,700
HEALTH CARE - 3.5%
Health Care Providers & Services - 3.1%
HCA - The Healthcare Co., 8.75%, 09/01/2010	BB+	90,000	97,650
LifePoint Hospitals Holdings, Inc., Ser. B, 10.75%, 05/15/2009	B	300,000	334,500
Magellan Health Services, Inc., 9.00%, 02/15/2008 (r)	B-	90,000	80,550
Triad Hospitals Holdings, Inc., Ser. B, 11.00%, 05/15/2009	B-	90,000	99,000
Vicar Operating, Inc., 9.875%, 12/01/2009 144A	B-	100,000	102,500
714,200
Pharmaceuticals - 0.4%
Alaris Medical Systems, Inc., 11.625%, 12/01/2006 144A	B+	90,000	97,650
INDUSTRIALS - 2.8%
Aerospace & Defense - 0.5%
BE Aerospace, Inc., 9.50%, 11/01/2008	B	140,000	124,250
Commercial Services & Supplies - 1.3%
Allied Waste North America, Inc., Ser. B, 10.00%, 08/01/2009 (r)	B+	300,000	310,500
Construction & Engineering - 0.8%
Meritage Corp., 9.75%, 06/01/2011	B	90,000	93,262
Schuler Homes, Inc., 10.50%, 07/15/2011 144A	B-	90,000	94,275
187,537
Machinery - 0.2%
AGCO Corp., 9.50%, 05/01/2008 (r)	BB	45,000	47,250
MATERIALS - 4.7%
Chemicals - 1.2%
Acetex Corp., 10.875%, 08/01/2009 144A	B+	90,000	90,450
Airgas, Inc., 9.125%, 10/01/2011	BB-	90,000	95,400
Lyondell Chemical Co.:
9.50%, 12/15/2008 144A	BB	45,000	44,775
Ser. A, 9.625%, 05/01/2007 144A	BB	45,000	45,562
276,187
Containers & Packaging - 1.1%
Four M Corp., Ser. B, 12.00%, 06/01/2006	B	100,000	99,000
Owens-Illinois, Inc., 7.15%, 05/15/2005	B+	90,000	85,050
Riverwood International Corp., 10.875%, 04/01/2008	CCC+	75,000	76,500
260,550

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Schedule of Investments (continued)
December 31, 2001

	Credit Rating(v)	Principal Amount	Value

CORPORATE BONDS - continued
MATERIALS - continued
Metals & Mining - 2.4%
Alaska Steel Corp., 9.125%, 12/15/2006 (r)	BB	$ 300,000	$308,250
Newmont Mining Corp., 8.625%, 05/15/2011	BBB	150,000	153,968
Phelps Dodge Corp., 9.50%, 06/01/2031	BBB-	100,000	92,791
United States Steel, LLC, 10.75%, 08/01/2008 144A	BB	25,000	24,000
579,009
TELECOMMUNICATION SERVICES - 1.5%
Diversified Telecommunication Services - 0.4%
Nextel Communications, Inc., 9.375%, 11/15/2009 (r)	B	15,000	11,888
Paxson Communications Corp., 10.75%, 07/15/2008	B-	90,000	94,837
106,725
Wireless Telecommunications Services - 1.1%
Airgate PCS, Inc., Sr. Disc. Note, Step Bond, 0.00%, 10/01/2004 † (r)	CCC	90,000	68,850
Alamosa Delaware, Inc., 12.50%, 02/01/2011	CCC	90,000	92,250
Triton PCS, Inc., Sr. Disc. Note, Step Bond, 0.00%, 05/01/2003 †	B-	100,000	91,000
252,100
Total Corporate Bonds			7,403,397
FOREIGN BONDS-CORPORATE (PRINCIPAL AMOUNT DENOMINATED IN CURRENCY INDICATED) - 0.3%
FINANCIALS - 0.3%
Diversified Financials - 0.3%
Ono Finance Plc, 14.00%, 02/15/2011, EUR	CCC+	100,000	79,375
FOREIGN BONDS-GOVERNMENT (PRINCIPAL AMOUNT DENOMINATED IN CURRENCY INDICATED) - 25.5%
Australia, 6.50%, 05/15/2013, AUD	AAA	1,143,000	601,085
Canada, 5.75%, 09/01/2006, CAD	Aa1	1,700,000	1,117,817
Germany, 5.00%, 08/19/2005, EUR	Aaa	1,240,000	1,133,257
Hungary, 9.50%, 06/12/2003, HUF	NA	200,000,000	736,325
New Zealand, 6.50%, 04/15/2013, NZD	AAA	1,500,000	603,815
South Africa, 13.00%, 08/31/2010, ZAR	BBB-	2,200,000	198,029
United Kingdom:
5.00%, 06/07/2004, GBP	AAA	130,000	189,939
6.50%, 12/07/2003, GBP	AAA	190,000	285,061
8.50%, 12/07/2005, GBP	AAA	420,000	683,867
9.00%, 10/13/2008, GBP	AAA	240,000	425,323
Total Foreign Bonds-Government			5,974,518
U.S. TREASURY OBLIGATIONS - 20.7%
U.S. Treasury Bonds:
0.00%, 05/15/2021 STRIPS	AAA	860,000	270,029
6.25%, 05/15/2030	AAA	984,000	1,066,218
U.S. Treasury Notes:
5.75%, 11/15/2005	AAA	1,922,000	2,031,089
6.00%, 09/30/2002	AAA	472,000	486,548
6.50%, 02/15/2010	AAA	921,000	1,012,093
Total U.S. Treasury Obligations			4,865,977
YANKEE OBLIGATIONS-CORPORATE - 2.8%
FINANCIALS - 1.0%
Diversified Financials - 1.0%
PTC International Finance, 11.25%, 12/01/2009	B+	250,000	227,846

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Schedule of Investments (continued)
December 31, 2001

	Credit Rating(v)	Principal Amount	Value

YANKEE OBLIGATIONS-CORPORATE - continued
MATERIALS - 1.8%
Paper & Forest Products - 1.8%
Norampac, Inc., 9.50%, 02/01/2008	BB	$ 90,000	$94,500
Repap New Brunswick, Inc., 11.50%, 06/01/2004	BBB+	290,000	329,875
424,375
Total Yankee Obligations-Corporate			652,221
YANKEE OBLIGATIONS-GOVERNMENT - 9.5%
Brazil, Ser. L, 8.00%, 04/15/2014	BB-	615,705	474,093
Russia, Sr. Disc. Note, Step Bond, 5.00%, 03/31/2007 †	B	1,990,000	1,161,829
United Mexican States:
8.30%, 08/15/2031	BB+	305,000	300,425
8.375%, 01/14/2011	BB+	285,000	296,400
Total Yankee Obligations-Government			2,232,747

		Shares	Value

COMMON STOCKS - 0.0%
ENERGY - 0.0%
Oil & Gas - 0.0%
Tribo Petroleum Corp.		45	45
FINANCIALS - 0.0%
Diversified Financials - 0.0%
Ono Finance Plc 144A		100	2,050
Total Common Stocks			2,095
WARRANTS - 0.0%
FINANCIALS - 0.0%
Diversified Financials - 0.0%
Ono Finance Plc, Expiring 5/31/2009 144A*+		500	1,000
SHORT-TERM INVESTMENTS - 16.6%
MUTUAL FUND SHARES - 16.6%
Evergreen Institutional Money Market Fund (o)		2,797,437	2,797,437
Navigator Prime Portfolio (rr)		1,104,100	1,104,100
Total Short-Term Investments			3,901,537
Total Investments - (cost $24,842,968) - 106.9%			25,112,867
Other Assets and Liabilities - (6.9%)			(1,626,542)
Net Assets - 100.0%			$23,486,325

144A	Security that may be sold to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended. This security has been determined to be liquid under guidelines established by the Board of Trustees.
+	Security is deemed illiquid and is valued using market quotations when (r)eadily available. In the absense of market quotations, the security is valued based upon the fair value determined under procedures approved by the Board of Trustees.
*	Non-income producing security.
(g)	Security which has defaulted on payment of interest and/or principal. The Fund has stopped accruing interest on this security.
†	Security initially issued in zero coupon form which converts to coupon form at a specified rate and date. An effective interest rate is applied to recognize interest income daily for the bond. This rate is based on total expected interest to be earned over the life of the bond which consists of the aggregate coupon-interest payments and discount at acquisition. The rate shown is the stated rate at the current period end.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Schedule of Investments (continued)
December 31, 2001

(r)	All or a portion of this security is on loan.
(rr)	Represents investment of cash collateral received for securities on loan.
(v)	Credit ratings are unaudited and rated by Moody’s Investors Service where Standard and Poor’s ratings are not available.
(o)	The advisor of the Fund and the advisor of the money market fund are each a subsidiary of Wachovia Corporation.

Summary of Abbreviations
AUD	Australian Dollar
CAD	Canadian Dollar
EUR	Eurodollar
GBP	British Pound Sterling
HUF	Hungarian Franc
NZD	New Zealand Dollar
STRIPS	Separately Traded Registered Interest and Principal Securities
ZAR	South African Rand

At December 31, 2001, the Fund had forward foreign exchange contracts outstanding as follows:
Forward Foreign Currency Exchange Contracts to Sell:
Exchange Date	Contracts to Deliver	U.S. Value at December 31, 2001	In Exchange for U.S. $	Unrealized Gain (Loss)
4/3/2002	1,600,000EUR	$ 1,419,169	1,421,456	$ 2,287
3/21/2002	1,100,000GBP	1,591,719	1,585,100	(6,619)

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Statement of Assets and Liabilities
December 31, 2001

Assets
Identified cost of securities	$24,842,968
Net unrealized gains on securities	269,899

Market value of securities	25,112,867
Receivable for Fund shares sold	9,193
Interest receivable	384,924
Receivable for closed forward foreign currency exchange contracts	140,611
Unrealized gains on forward foreign currency exchange contracts	2,287
Deferred organization expenses	376

Total assets	25,650,258

Liabilities
Payable for securities purchased	942,404
Payable for closed forward foreign currency exchange contracts	103,389
Unrealized losses on forward foreign currency exchange contracts	6,619
Payable for securities on loan	1,104,100
Advisory fee payable	692
Due to other related parties	128
Accrued expenses and other liabilities	6,601

Total liabilities	2,163,933

Net assets	$23,486,325

Net assets represented by
Paid-in capital	$25,679,176
Overdistributed net investment income	(18,355)
Accumulated net realized losses on securities and foreign currency related transactions	(2,439,482)
Net unrealized gains on securities and foreign currency related transactions	264,986

Total net assets	$23,486,325

Shares outstanding	2,600,837

Net asset value per share	$9.03

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Statement of Operations
Year Ended December 31, 2001

Investment income
Interest (net of foreign witholding taxes of $9)	$1,494,370

Expenses
Advisory fee	102,326
Administrative services fees	20,052
Transfer agent fee	297
Trustees’ fees and expenses	414
Printing and postage expenses	11,589
Custodian fee	10,757
Professional fees	14,585
Organization expenses	2,022
Other	637

Total expenses	162,679
Less: Expense reductions	(1,272)

Net expenses	161,407

Net investment income	1,332,963

Net realized and unrealized gains or losses on securities and foreign currency related transactions
Net realized losses on:
Securities	(816,116)
Foreign currency related transactions	(26,633)

Net realized losses on securities and foreign currency related transactions	(842,749)

Net change in unrealized gains or losses on securities and foreign currency related transactions	740,813

Net realized and unrealized losses on securities and foreign currency related transactions	(101,936)

Net increase in net assets resulting from operations	$1,231,027

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Statement of Changes in Net Assets

	Year Ended December 31,
	2001	2000

Operations
Net investment income	$1,332,963	$1,531,348
Net realized losses on securities and foreign currency related transactions	(842,749)	(1,564,783)
Net change in unrealized gains or losses on securities and foreign currency related transactions	740,813	(88,462)

Net increase (decrease) in net assets resulting from operations	1,231,027	(121,897)

Distributions to shareholders from
Net investment income	(1,307,692)	(2,239,529)
Tax return of capital	0	(350,001)

Total distributions to shareholders	(1,307,692)	(2,589,530)

Capital share transactions
Proceeds from shares sold	7,602,592	3,318,225
Payment for shares redeemed	(3,297,205)	(3,322,552)
Net asset value of shares issued in reinvestment of distributions	1,307,739	2,589,703

Net increase in net assets resulting from capital share transactions	5,613,126	2,585,376

Total increase (decrease) in net assets	5,536,461	(126,051)
Net assets
Beginning of period	17,949,864	18,075,915

End of period	$23,486,325	$17,949,864

Overdistributed net investment income	$(18,355)	$(13,483)

Other Information:
Share increase (decrease)
Shares sold	818,246	338,038
Shares redeemed	(355,160)	(336,011)
Shares issued in reinvestment of distributions	145,304	278,500

Net increase in shares	608,390	280,527

See Notes to Financial Statements.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Notes to Financial Statements

1. ORGANIZATION

The Evergreen VA Strategic Income Fund (the “Fund”) is a diversified series of Evergreen Variable Annuity Trust (the “Trust”), a Delaware business trust organized on December 23, 1997. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). Shares of the Fund may only be purchased by insurance companies for the purpose of funding variable annuity contracts or variable life insurance policies.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The policies are in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that affect amounts reported herein. Actual results could differ from these estimates.

A. Valuation of Investments

Portfolio debt securities acquired with more than 60 days to maturity are valued at prices obtained from an independent pricing service which takes into consideration such factors as similar security prices, yields, maturities, liquidity and ratings. Securities for which valuations are not available from an independent pricing service may be valued by brokers which use prices provided by market makers or estimates of market value obtained from yield data relating to investment or securities with similar characteristics.

Short-term securities with remaining maturities of 60 days or less at the time of purchase are valued at amortized cost, which approximates market value.

Investments in other mutual funds are valued at net asset value. Securities for which market quotations are not available are valued at fair value as determined in good faith, according to procedures approved by the Board of Trustees.

B. Foreign Currency Translation

All assets and liabilities denominated in foreign currencies are translated in U.S. dollar amounts at the date of valuation. Purchases and sales of portfolio securities and income items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. The Fund does not separately account for that portion of the results of operations resulting from changes in foreign exchange rates on investments and the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses on securities.

C. Foreign Currency Contracts

A foreign currency contract is an obligation to purchase or sell a specific currency for an agreed-upon price at a future date. The Fund enters into foreign currency contracts to facilitate transactions in foreign-denominated securities and to attempt to minimize the risk to the Fund from adverse changes in the relationship between currencies. Foreign currency contracts are recorded at the forward rate and marked-to-market daily. When the contracts are closed, realized gains and losses arising from such transactions are recorded as realized gains or losses on foreign currency related transactions. The Fund could be exposed to risks if the counterparties to the contracts are unable to meet the terms of their contracts or if the value of the foreign currency changes unfavorably.

D. Securities Lending

The Fund may lend their securities to certain qualified brokers in order to earn additional income. The Fund receives compensation in the form of fees or interest earned on the investment of any cash collateral received. The Fund receives collateral in the form of cash or securities with a market value at least equal to the market value of the securities on loan, including accrued interest. In the event of default or bankruptcy by the borrower, the Fund could experience delays and costs in recovering the loaned securities or in gaining access to the collateral.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Notes to Financial Statements

E. Security Transactions and Investment Income

Security transactions are recorded no later than one business day after the trade date. Realized gains and losses are computed using the specific cost of the security sold. Interest income is recorded on the accrual basis and includes accretion of discounts and amortization of premiums relating to fixed-income securities held by the Fund.

F. Federal Taxes

The Fund intends to continue to qualify as a regulated investment company and distribute all of its taxable income, including any net capital gains (which have already been offset by available capital loss carryovers). Accordingly, no provision for federal taxes is required.

G. Distributions

Distributions to shareholders from net investment income and net realized gains are recorded on the ex-dividend date. Such distributions are determined in conformity with income tax regulations, which may differ from generally accepted accounting principles.

Reclassifications have been made to the Fund’s components of net assets to reflect income and gains available for distribution (or available capital loss carryovers, as applicable) under income tax regulations. The primary permanent differences causing such reclassifications are due to net realized foreign currency gains or losses.

H. Organization Expenses

Organization expenses for the Fund are amortized to operations over a five-year period on a straight-line basis. In the event any of the initial shares of the Fund are redeemed by any holder during the five-year amortization period, redemption proceeds will be reduced by any unamortized organization expenses in the same proportion as the number of initial shares being redeemed bears to the number of initial shares outstanding at the time of the redemption.

3. ADVISORY FEES AND OTHER TRANSACTIONS WITH AFFILIATES

Evergreen Investment Management Company, LLC (“EIMC”), an indirect, wholly owned subsidiary of Wachovia Corporation (formerly, First Union Corporation), is the investment advisor to the Fund and is paid a management fee that is calculated and paid daily. The management fee is computed at an annual rate of 2.00% of the Fund’s gross investment income plus an amount determined by applying percentage rates, starting at 0.36% and declining to 0.11% per annum as net assets increase, to the average daily net assets of the Fund.

Evergreen Investment Services, Inc. (“EIS”), an indirect, wholly owned subsidiary of Wachovia Corporation, is the administrator to the Fund. As administrator, EIS provides the Fund with facilities, equipment and personnel and is paid an administrative fee of 0.10% of the Fund’s average daily net assets.

Evergreen Service Company, LLC (“ESC”), an indirect, wholly owned subsidiary of Wachovia Corporation, is the transfer and dividend disbursing agent for the Fund.

Officers of the Fund and affiliated Trustees receive no compensation directly from the Fund.

4. SECURITIES TRANSACTIONS

For the year ended December 31, 2001, cost of purchases and proceeds from sales of non-U.S. Government investment securities (excluding short-term securities) were $34,529,947 and $30,797,898, respectively. Cost of purchases and proceeds from sales of U.S. Government investment securities (excluding short-term securities) were $23,228,959 and $21,723,643, respectively.

The Fund loaned securities during the year ended December 31, 2001 to certain brokers. At December 31, 2001, the value of securities on loan and the value of collateral (including accrued interest) amounted to $1,085,450 and $1,104,100, respectively. During the year ended December 31, 2001, the Fund earned $6,878 in income from securities lending.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Notes to Financial Statements

On December 31, 2001, the aggregate cost of securities for federal income tax purposes was $24,875,855. The gross unrealized appreciation and depreciation on securities based on tax cost was $566,572 and $329,560, respectively, with a net unrealized appreciation of $237,012.

As of December 31, 2001, the Fund had capital loss carryovers for federal income tax purposes of $48,609, $318,630, $855,479 and $1,221,099, expiring in 2006, 2007, 2008 and 2009, respectively.

5. EXPENSE REDUCTIONS

Through expense offset arrangements with ESC and its custodian, a portion of the fund expenses have been reduced. The Fund received $1,272 in expense reductions. The impact of the total expense reductions on the Fund’s expense ratio represented as a percentage of its average net assets was 0.01%.

6. DEFERRED TRUSTEES’ FEES

Each independent Trustee of the Fund may defer any or all compensation related to performance of their duties as Trustees. The Trustees’ deferred balances are allocated to deferral accounts, which are included in the accrued expenses for the Fund. The investment performance of the deferral accounts is based on the investment performance of certain Evergreen Funds. Any gains earned or losses incurred in the deferral accounts are reported in the Fund’s Trustees’ fees and expenses. At the election of the Trustees, the deferral account will be paid either in one lump sum or in quarterly installments for up to ten years.

7. FINANCING AGREEMENT

The Fund and certain other Evergreen Funds share in a $725 million unsecured revolving credit commitment to temporarily finance the purchase or sale of securities for prompt delivery, including funding redemption of their shares, as permitted by each Fund’s borrowing restrictions. Borrowings under this facility bear interest at 0.50% per annum above the Federal Funds rate. All of the Funds are charged an annual commitment fee of 0.10% of the unused balance, which is allocated pro rata. For its assistance in arranging the financing agreement, First Union Securities, Inc. was paid a one-time arrangement fee of $150,000, which was charged to the Funds and also allocated pro rata.

During the year ended December 31, 2001, the Fund had no borrowings under this agreement.

8. CHANGE IN ACCOUNTING PRINCIPLE

As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide, Audits of Investment Companies which amends certain accounting practices and disclosures, including amortization of premiums and accretion of discounts. Accordingly, the Fund began amortizing premium and accreting discount on all fixed-income securities held by the Fund. Prior to January 1, 2001, the Fund did not amortize premiums or accrete discounts on fixed-income securities. The cumulative effect of this change in accounting policyrelating to bonds held by the Fund prior to the effective date of the change and the current year effect of this change on the operating results of the Fund are insignificant to the overall financial statements of the Fund.

EVERGREEN VARIABLE ANNUITY TRUST
Evergreen VA Strategic Income Fund
Independent Auditors’ Report

Board of Trustees and Shareholders
Evergreen VA Strategic Income Fund

We have audited the accompanying statement of assets and liabilities, including the schedule of investments of Evergreen VA Strategic Income Fund as of December 31, 2001, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2001 by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Evergreen VA Strategic Income Fund, as of December 31, 2001, the results of its operations, changes in its net assets and financial highlights for each of the years or periods described above in conformity with accounting principles generally accepted in the United States of America.

Boston, Massachusetts
February 1, 2002

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Board of Trustees
Name	Position with Trust	Term of Office	Principal Occupations for Last Five Years	Number of Portfolios Overseen in Evergreen Funds complex	Other Directorships held outside of Evergreen Funds complex

Charles A. Austin III 200 Berkeley Street Boston, MA 02116 Age: 66	Trustee	1991	Investment Counselor with Appleton Partners, Inc. (investment advice); former Director, Executive Vice President and Treasurer, State Street Research & Management Company (investment advice); Director, The Andover Companies (insurance); Trustee, Arthritis Foundation of New England; Director, Health Development Corp. (fitness-wellness centers); The Francis Ouimet Society.	105	None

K. Dun Gifford 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1974	Chairman and President, Oldways Preservation and Exchange Trust (education); Trustee, Treasurer and Chairman of the Finance Committee, Cambridge College; former Managing Partner, Roscommon Capital Corp.; former Chairman of the Board, Director, and Executive Vice President, The London Harness Company (leather goods purveyor); former Chairman, Gifford, Drescher & Associates (environmental consulting).	105	None

Leroy Keith, Jr. 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1983	Partner, Stonington Partners (private investment firm); Chairman of the Board and Chief Executive Officer, Carson Products Company (manufacturing); Director of Phoenix Total Return Fund and Equifax, Inc. (worldwide information management); Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund, and The Phoenix Big Edge Series Fund; and former President, Morehouse College.	105	Director of Phoenix Total Return Fund; Trustee of Phoenix Series Fund, Phoenix Multi-Portfolio Fund and The Phoenix Big Edge Series Fund.

Gerald M. McDonnell 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1988	Sales and Marketing Management with SMI-STEEL - South Carolina (steel producer); former Sales and Marketing Management with Nucor Steel Company.	105	None

Thomas L. McVerry 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1993	Former Vice President and Director of Rexham Corporation (manufacturing); and Director of Carolina Cooperative Credit Union.	105	None

William Walt Pettit 200 Berkeley Street Boston, MA 02116 Age: 46	Trustee	1984	Partner and Vice President in the law firm of Kellam & Pettit, P.A	105	None

David M. Richardson 200 Berkeley Street Boston, MA 02116 Age: 60	Trustee	1982	President, Richardson, Runden & Company (new business development/consulting company); Managing Director, Kennedy Information, Inc (executive recruitment information and research company); former Vice Chairman, DHR International, Inc. (executive recruitment); former Senior Vice President, Boyden International Inc. (executive recruitment); Trustee, 411 Technologies, LLP (communications); Director, J&M Cumming Paper Co. (paper merchandising); and Columnist, Commerce and Industry Association of New Jersey.	105	None

Russell A. Salton, III MD 200 Berkeley Street Boston, MA 02116 Age: 54	Trustee	1984	Medical Director, Healthcare Resource Associates, Inc.; former Medical Director, U.S. Health Care/Aetna Health Services; former Managed Health Care Consultant; and former President, Primary Physician Care.	105	None

Michael S. Scofield 200 Berkeley Street Boston, MA 02116 Age: 58	Trustee	1984	Attorney, Law Offices of Michael S. Scofield.	105	None

Richard J. Shima 200 Berkeley Street Boston, MA 02116 Age: 62	Trustee	1993	Independent Consultant; former Chairman, Environmental Warranty, Inc. (insurance agency); former Executive Consultant, Drake Beam Morin, Inc. (executive outplacement); Director of Hartford Hospital, Old State House Association; former Director of Enhance Financial Services, Inc.; former Director of CTG Resources, Inc. (natural gas); former Director Middlesex Mutual Assurance Company; former Chairman, Board of Trustees, Hartford Graduate Center; Trustee, Greater Hartford YMCA.	105	None

Richard K. Wagoner, CFA* 200 Berkeley Street Boston, MA 02116 Age: 63	Trustee	1999	Former Chief Investment Officer, Executive Vice President and Head of Capital Management Group, First Union National Bank; former consultant to the Board of Trustees of the Evergreen Funds; former member, New York Stock Exchange; member, North Carolina Securities Traders Association; member, Financial Analysts Society.	105	None

* Mr. Wagoner is an “interested person” of the funds because of his ownership of shares in Wachovia Corporation (formerly First Union Corporation), the parent to the funds’ investment advisor.

Additional information about the funds’ Board of Trustees can be found in the Statement of Additional Information (SAI) and is available upon request without charge by calling (800) 343-2898.

Variable Annuities
NOT FDIC INSURED	May lose value No bank guarantee
Evergreen Investment Services, Inc.
58913	560866 12/01